EXHIBIT 10.31(c)
SECOND AMENDMENT TO LEASE
     This Second Amendment to Lease dated September 1, 2000 is executed by and between Syufy Enterprises, L.P. (“Landlord”) and Century Theatres, Inc. (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Century Theatres of California, Inc. entered into a lease dated September 30, 1995 (the “Lease”) for a motion picture theater building and related parking (the “Premises”) located on Elba Street in Ventura, California; and
     WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease dated October 1, 1996; and
     WHEREAS, Century Theatres, Inc., a Delaware corporation, has succeeded Century Theatres of California, Inc., as Tenant; and
     WHEREAS, Century Theatres, Inc. has assumed all obligations of Century Theatres of California, Inc., as set forth in the Lease; and
     WHEREAS, the parties desire now to further amend the Lease to revise and clarify certain obligations between the parties, as hereinafter provided;
     NOW, THEREFORE, the parties hereto mutually agree that the Lease shall be further amended as follows:
     A. Consumer Price Index
     The reference in the first grammatical paragraph of Section 4.01(B) of the Lease to the “San Francisco-Oakland-San Jose Average” is hereby deleted and in its place is inserted the “Los Angeles-Orange County Average,” and the following sentence shall be added to this first grammatical paragraph of Section 4.01(B):
     Notwithstanding the foregoing, in no event shall the Minimum Monthly Rent be increased by an amount that is more than fifteen percent (15%) of the
     Minimum Monthly Rent payable before the adjustment date in question.
     B. Gross Sales
     The second paragraph of Section 4.02 is hereby deleted and in its place is inserted the following paragraph:
     Gross Sales shall mean all box office receipts, including receipts from tickets or gift certificates redeemed at the premises regardless of their point of sale, as well as receipts from sale of goods, merchandise, beverages, food, vending

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machines and video games. Gross Sales shall exclude credits and refunds made with respect to admissions or other sales; all federal, state, county and city admission taxes, sales and use taxes, and other similar taxes now or hereafter imposed whether such taxes are collected from customers separately from the selling price of admission tickets or absorbed therein, and actually paid over to the taxing authority by Tenant; returned, exchanged, waived or “Pass Admissions” including EBF charges on “Pass Admissions;” and receipts from tickets or gift certificates sold but not redeemed at the Premises. Commissions or surcharges paid to agencies or other third parties for selling tickets or processing credit card transactions, and any sums paid to third parties for the use or rental of vending machines, pay telephones or other amusement machines shall be deducted from Gross Sales.
     C. Insurance
     The reference in Section 6.03(D) to a Bests rating of “A-” is hereby deleted and in its place inserted a Bests rating of “A-/VII.”
     D. Alterations
     The last sentence of Section 7.01(A) is hereby deleted and its place inserted the following:
     If the change, alteration or addition is structural or exterior in nature, Tenant shall provide Landlord with a copy of Tenant’s plans and specifications for the work and obtain Landlord’s written approval therefore, which approval shall not be unreasonably delayed or withheld.
     E. Indemnity and Hold Harmless
     The indemnity rights set forth in Sections 9.02 and 10.01 are hereby expanded to include an obligation by Tenant to defend, indemnify and hold harmless both Landlord and Landlord’s corporate affiliates, as well as their respective officers, directors, agents, and employees, in each instance where the right of indemnity would be accorded to Landlord.
     F. Assignment
     The reference in Section 11.01(C) to “$20,000,000.00” is hereby deleted and replaced with “$30,000,000.00, as adjusted each year by the CPI index identified in Section 4.01(B)”

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     G. Surrender
     After the first sentence of Section 15.02(E), the following sentence is hereby inserted:
     Alternatively, Landlord may elect in its sole and absolute discretion to require Tenant to demolish the Tenant-occupied improvements located on the Premises and remove all surface debris thereon.
     This Second Amendment to Lease is hereby executed and shall be effective as of the date first written above. All other conditions of the Lease, or the executed amendments thereto, if any, shall remain in effect.

SYUFY ENTERPRISES, L.P.	CENTURY THEATRES, INC.
“Landlord”	“Tenant”

/s/ Raymond W. Syufy Raymond W. Syufy	/s/ Joseph Syufy Joseph Syufy
Chief Executive Officer	President

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